Exhibit 10.37

Execution Version

SECOND AMENDMENT AGREEMENT

This SECOND AMENDMENT AGREEMENT (this “Amendment”), dated as of February 22, 2022, is entered into among Tactile Systems Technology, Inc., a Delaware corporation (dba Tactile Medical) (the “Borrower”), the Lenders (as defined below) signatory hereto, and Wells Fargo Bank, National Association, a national banking association, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower, the financial institutions from time to time party thereto (the “Lenders”) and the Administrative Agent are parties to that certain Amended and Restated Credit Agreement, dated as of April 30, 2021, as amended by that certain First Amendment Agreement dated as of September 8, 2021 (as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and as amended by this Amendment, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to certain amendments to the Existing Credit Agreement, and, subject to the terms and conditions set forth in this Amendment, the Administrative Agent and the Lenders have agreed to provide certain amendments.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree to be bound as follows:

Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.
Section 2.Amendments to Existing Credit Agreement. The Existing Credit Agreement is hereby amended as follows:
2.1.Section 1.1 is amended by adding thereto, or amending and restating, as applicable, the following definitions in the appropriate alphabetical order:

“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense paid or payable in cash, (b) scheduled principal payments with respect to Indebtedness, and (c) payments required to be made in cash for any earn-out obligations in excess of $6,000,000 in the aggregate in any fiscal year. For the avoidance of doubt, the calculation of Consolidated Fixed Charges will not include the Second Amendment Term Loans Prepayment or any other mandatory prepayment, including from the proceeds of UHG Aged A/R.

“Covenant Relief Period” means a period commencing with the fiscal quarter ending March 31, 2022 and ending on the last day of the fiscal quarter ending June 30, 2023.

“Liquidity” means, as determined on the applicable date of determination, the sum of (a) with respect to all Revolving Credit Lenders, an amount equal to (i) the aggregate Revolving Credit Commitments minus (ii) the aggregate Revolving Credit Exposures, each as of such date, plus (b) all unencumbered and unrestricted cash and Cash Equivalents of the Borrower that are held in deposit accounts or securities accounts maintained with the Administrative Agent or in a deposit account or securities account that is otherwise subject to a Control Agreement in favor of the Administrative Agent and which the Administrative Agent has a first priority perfected security interest securing the Obligations (subject to Permitted Liens).

“Second Amendment Date” means February 22, 2022.

“Second Amendment Term Loans Prepayment” means the prepayment of the Term Loans made by Borrower on the Second Amendment Date in an amount of at least $3,000,000 in accordance with Section 4.4(b)(vi).

2.2.The definition of “Applicable Margin” is amended by adding the following paragraph to the end thereof:

Notwithstanding anything to the contrary, effective as of the Second Amendment Date and continuing through the end of the Covenant Relief Period, the Applicable Margin for LIBOR Rate Loans shall be 3.50% so that interest on the Loans shall bear interest at the LIBOR Rate plus 3.50% from the Second Amendment Date through the end of the Covenant Relief Period. Thereafter, the Pricing Level and Applicable Margin shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date.

2.3.Item (b) in the definition of “Consolidated EBITDA” is amended by (i) amending and restating item (b)(vi) in its entirety as set forth below; and (ii) adding a new item (b)(vii) immediately after item (b)(vi) as set forth below:

(vi) any non-recurring costs and expenses included in the calculation of Consolidated EBITDA included in the Borrower’s quarterly earnings releases (including any litigation defense costs other the Permitted Litigation Costs (as defined below), executive transition costs and any business optimization expenses, other restructuring and integration costs, cost savings and expense-related synergies and other similar costs and expenses related to the IBC Acquisition (including retention, completion, recruiting, and signing bonuses and expenses, consulting fees, expansion and relocation expenses, severance payments)), provided that the aggregate amount of all such non-recurring costs and expenses shall not exceed (A) 10% of Consolidated EBITDA for the fiscal quarter ending March 31, 2022 through the fiscal quarter ending June 30, 2022 and (B) 15% of Consolidated EBITDA for any fiscal quarter thereafter as calculated prior to the implementation of such add-

back; (vii) reasonable litigation defense costs and expenses, in excess of insurance coverage, incurred in connection with defense of claims pending against the Borrower as of the Second Amendment Date as specified in Schedule 1.1 (collectively, the “Permitted Litigation Costs”), provided that the amount of all such Permitted Litigation Costs added back to Consolidated EBITDA shall not exceed, as applicable, (A) $5,500,000 for the period of four (4) consecutive fiscal quarters ending each of March 31, 2022 and June 30, 2022; (B) $4,500,000 for the period of four (4) consecutive fiscal quarters ending September 30, 2022; and (C) $4,000,000 for the period of four (4) consecutive fiscal quarters ending December 31, 2022.

2.4.Section 4.4(b) is amended by (i) renumbering Section 4.4(c), Section 4.4(d) and Section 4.4(e) to Section 4.4(a), Section 4.4(b), and 4.4(c), respectively; (ii) amending and restating Section 4.4(b)(ii) in its entirety as set forth below; and (iii) adding Section 4.4(b)(vi) to the end thereof to read as set forth below:

(b)(ii)Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in clause (iv) below in amounts equal to (A) one hundred percent (100%) of the aggregate Net Cash Proceeds from (1) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (l) of Section 9.5) and (2) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (1) and (2), respectively, exceed $1,000,000 during any Fiscal Year; and (B) with respect to any accounts receivable payable by UnitedHealth Group or any of its Affiliates that are 120 days or more past the corresponding invoice date as determined as of January 31, 2022 and as further specified on Schedule 4.4 (the “UHG Aged A/R”) to the extent collected (x) after the Second Amendment Date and on or before December 31, 2022 (the “First Collection Period”) or (y) after December 31, 2022 and on or before June 30, 2023 (the “Second Collection Period”) an amount equal to (1) 50% of all amounts collected with respect to any UHG Aged A/R during either the First Collection Period or the Second Collection Period, as applicable, if the Consolidated Total Leverage Ratio is greater than 3.50 to 1.00 at the end of the First Collection Period or the Second Collection Period, as applicable, (2) 25% of all amounts collected with respect to any UHG Aged A/R during either the First Collection Period or the Second Collection Period, as applicable, if the Consolidated Total Leverage Ratio is less than or equal to 3.50 to 1.00 but greater than 2.50 to 1.00 at the end of the First Collection Period or the Second Collection Period, as applicable, and (3) 0% of any amounts collected with respect to any UHG Aged A/R during either the First Collection Period or the Second Collection Period, as applicable, if the Consolidated Total Leverage Ratio is less than or equal to 2.50 to 1.00 at the end of the First Collection Period or the Second Collection Period, as applicable, in each case calculated as of the last day of the First Collection Period or the Second Collection Period, as applicable, and as reported in the respective Officer’s Compliance Certificate for each such period. With respect to prepayments under this Section 4.4(b)(ii)(A), such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 4.4(b)(iii). With respect to repayments under this Section 4.4(b)(ii)(B), such prepayments shall be made on the date on which the Borrower is required to provide an Officer’s Compliance Certificate pursuant to Section 8.2(a) for (i) the fiscal year ending December 31, 2022 with respect to the relevant percentage of all UHG Aged A/R proceeds collected during the First Collection Period, and (ii) the fiscal quarter ending June 30, 2023 with respect to the relevant percentage of all UHG Aged A/R proceeds collected during the Second Collection Period. For the avoidance of doubt, prepayments made with amounts collected with respect to any UHG Aged A/R pursuant to Section 4.4(b)(ii)(B) shall not be subject to (i) any minimum prepayment amount, or (ii) reinvestment option in accordance with Section 4.4(b)(iii).

(b)(vi)Second Amendment Term Loans Prepayment. On the Second Amendment Date, the Borrower shall make mandatory principal prepayments of the Term Loans in an amount equal to at least $3,000,000.

2.5.Section 8.2 is amended by adding a new Section 8.2(i) to the end thereof:

(i)from the Second Amendment Date to June 30, 2023, at each time a Compliance Certificate is delivered in connection with the financial statements delivered pursuant to Section 8.1(a) and (b), a certification of an applicable officer of the Borrower identifying the amount collected by the Borrower with respect to all UHG Aged A/R proceeds collected during the most recently ended fiscal quarter of the Borrower covered in such Compliance Certificate.

2.6.Section 9.6(e) is amended and restated in its entirety to read as follows:

(e)so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) such redemption, retirement or acquisition is made after the end of the Covenant Relief Period, redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing), including any deemed redemptions or acquisitions upon the withholding of a portion of such Equity Interests to cover tax withholding obligations of such Persons.

2.7.Section 9.15 is amended and restated in its entirety to read as follows:
(a)Consolidated Total Leverage Ratio.  As of the last day of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be (i) for the fiscal quarter ending March 31, 2022, greater than 3.50 to 1.00, (ii) for each fiscal quarter ending from June 30, 2022 through December 31, 2022, greater than 4.75 to 1.00, (iii) for the fiscal quarter ending March 31, 2023, greater than 4.00 to 1.00, (iv) for the fiscal quarter ending June 30, 2023, greater than 3.25 to 1.00 and (v) for each fiscal quarter thereafter, greater than 3.00 to 1.00, in each case, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

(b)Minimum Consolidated EBITDA.  As of the last day of any fiscal quarter, permit the Consolidated EBITDA to be (i) for the fiscal quarter ending March 31, 2022, less than $14,500,000, (ii) for each fiscal quarter ending from June 30, 2022 through December 31, 2022, less than $10,000,000, (iii) for the fiscal quarter ending March 31, 2023, less than $11,500,000, (iv) for the fiscal quarter ending June 30, 2023, less than $14,500,000, and (v) for each fiscal quarter thereafter, less than $20,000,000, in each case, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
(c)Consolidated Fixed Charge Coverage Ratio.  As of the last day of any fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be (i) for the fiscal quarter ending March 31, 2022, less than 1.50 to 1.00, (ii) for the fiscal quarters ending June 30, 2022 and September 30, 2022, less than 1.25 to 1.00, and (iii) for each fiscal quarter thereafter, less than 1.50 to 1.00, in each case, for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.
(d)Liquidity.  During the Covenant Relief Period, permit the Liquidity to be  an amount less than $7,500,000 determined as of the last day of any fiscal quarter within the Covenant Relief Period.
2.8.Schedules are hereby amended by adding a new Schedule 1.1 and a new Schedule 4.4 immediately before Schedule 7.1, in each case, as attached hereto as Annex A.
2.9.Exhibit F to the Existing Credit Agreement is hereby amended and restated in its entirety to read in the form attached hereto as Annex B.
Section 3.Effectiveness of Amendment. The amendments set forth in Section 2 hereof shall become effective on the Second Amendment Date upon delivery of, or compliance with, the following:
3.1.This Amendment, duly executed by the Credit Parties, the Administrative Agent, and each of the Lenders (whether the same or different copies) and delivered (including by way of facsimile or other electronic transmission (including by e-mail in .pdf format)) in each case with original signatures to follow promptly thereafter, to the Administrative Agent.
3.2.A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each of the Credit Parties dated as of the Second Amendment Date and certifying as to the following:
(a)A true and accurate copy of the resolutions or unanimous written consent of the appropriate governing body of such Person authorizing the execution, delivery, and performance of the Second Amendment and the Credit Agreement as amended thereby or a certification that such resolutions or unanimous written consent of such Person delivered to the Administrative Agent and so certified by the Secretary or Assistant Secretary on the First Amendment Date have not been amended, restated, supplements, revoked, rescinded or otherwise modified and are in full force and effect and authorize the execution delivery and performance of the Second Amendment and the Credit Agreement as amended thereby;
(b)A true and accurate copy of the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Person with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its organization as of a date reasonably acceptable to the Administrative Agent, or a certification that the articles of incorporation, certificate of formation, certificate of partnership or other equivalent documents of such Person delivered to the Administrative Agent and so certified by the Secretary or Assistant Secretary on the First Amendment Date have not been amended, restated, supplements, revoked, rescinded or otherwise modified and are in full force and effect; and
(c)A true and accurate copy of the bylaws, operating agreement or partnership agreement of such Person, or a certification that the bylaws, operating agreement or partnership agreement of such Person delivered to the Administrative Agent and so certified by the Secretary or Assistant Secretary on the First Amendment Date have not been amended, restated, supplemented, revoked, rescinded or otherwise modified and are in full force and effect.
3.3.Certificates of current status or good standing for each Credit Party in the state of its organization, in each case as of a recent date.
3.4.Evidence satisfactory to the Administrative Agent that the Borrower has paid to the Administrative Agent for its own account, an amendment fee in an amount of $38,500, which amendment fee will be fully earned when paid and will not reduce any of the Obligations.
3.5.The Administrative Agent shall have received for itself and for the account of the Lenders all reasonable and documented fees and expenses of counsel to the Administrative Agent payable pursuant to Section 12.3 of the Credit Agreement to the extent requested in advance by the Administrative Agent.
Section 4.Release, No Waiver, Representations, Warranties, Authority, No Adverse Claim.
4.1.Release of Claims. Each Credit Party, for itself and on behalf of its legal representatives, successors, and assigns, hereby (a) expressly waives, releases, and relinquishes the Administrative Agent and each of the Lenders from any and all claims, offsets, defenses, affirmative defenses, and counterclaims of any kind or nature whatsoever that such Credit Party has asserted, or might assert, against the Administrative Agent or the Lenders with respect to the Obligations, the Credit Agreement (including as affected by this Amendment), and any other Loan Document or Transaction Document, other than any such claim arising from the bad faith, gross negligence or willful misconduct of the Administrative Agent or a Lender as determined by a final non-appealable order by a court of competent jurisdiction, in each case arising on or before the date hereof, such waiver and release being with full knowledge and understanding of the circumstances and effect thereof, and (b) expressly covenants and agrees never to institute, cause to be instituted, or continue prosecution of any suit or other form of action or proceeding of any kind or nature whatsoever against the Administrative Agent or the Lenders by reason of or in connection with any of the foregoing matters, claims, or causes of action.
4.2.No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default, or event of default under any Security Document or other document held by the Administrative Agent or the Lenders, whether or not known to the Administrative Agent or the Lenders and whether or not existing on the date of this Amendment.
4.3.Representations and Warranties, No Default. Each Credit Party hereby represents that after giving effect to this Amendment:
(a)It is a corporation or limited liability company, as applicable, duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and, is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except where the failure to be so qualified would not reasonably be expected to result a Material Adverse Effect.
(b)It has the power and authority and legal right to execute and deliver, and to perform its obligations under, this Amendment, the Credit Agreement, the Notes, and all other Loan Documents, each as amended by this Amendment, to which it is a party and the performance of its obligations thereunder have been duly authorized by proper organizational proceedings, and the Loan Documents to which such Person is a party constitute legal, valid and binding obligations of such Person enforceable against such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ right in general and the availability of equitable remedies.
(c)The execution, delivery and performance of this Amendment, the Credit Agreement, and all other Loan Documents, each as amended by this Amendment, the Extensions of Credit thereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party or any Subsidiary thereof where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument evidencing Indebtedness or a payment obligation in excess of the Threshold Amount to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of any Transaction Document other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) consents or filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) filings of any mortgage or deed of trust with the applicable county recording office or register of deeds.
(d)[Reserved].
(e)The representations and warranties in Article VII of the Credit Agreement, are true and correct in all material respects, without duplication as to any materiality modifiers, qualifications, or limitations set forth in Article VII of the Credit Agreement, with respect to such Credit Party and its Subsidiaries as of the Second Amendment Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date.
(f)There will exist no Default or Event of Default under the Credit Agreement.
(g)To the Borrower’s knowledge, no events have taken place and no circumstances exist at the date hereof that would give any Credit Party a basis to assert a defense, offset, or counterclaim to any claim of the Administrative Agent or any Lender with respect to the Obligations.
Section 5.Reserved.
Section 6.Affirmation of Loan Documents, Further References, Affirmation of Security Interest and Guarantee. Each of the Administrative Agent, the Lenders, and the Credit Parties acknowledge and affirm that each of the Credit Agreement, any Guarantee, the Security Agreement, and each of the other Loan Documents and Transaction Documents to which it is a party is hereby ratified and confirmed in all respects except as expressly amended hereby, and all terms, conditions, and provisions of each such Loan Document and Transaction Document shall remain unmodified and in full force and effect except as expressly amended hereby. Each Credit Party confirms to the Administrative Agent and the Lenders that the Obligations are and continue to be guaranteed and secured by the security interest granted in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders under any Guarantee and any Security Documents, as applicable, and that all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants, and representations of such Credit Party under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are hereby ratified, assumed, and affirmed in all respects by such Credit Party, except as expressly modified hereby.
Section 7.Merger and Integration, Superseding Effect. This Amendment embodies the entire agreement and understanding among any Credit Party, the Administrative Agent, the Issuing Lender and the Lenders and supersedes all prior agreements and understandings among any Credit Party, the Administrative Agent, the Issuing Lender and the Lenders relating to the subject matter hereof or thereof.
Section 8.Severability. Any provision in this Amendment that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of this Amendment are declared to be severable.
Section 9.Successors. This Amendment shall be binding upon the Credit Parties, the Lenders, the Administrative Agent, and their respective successors and assigns, and shall inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders, and the successors and assigns of the Administrative Agent and the Lenders.
Section 10.Expenses. The Borrower shall pay the Administrative Agent, upon execution of this Amendment, the fees and expenses as provided in Section 12.3 of the Credit Agreement to the extent requested in advance by the Administrative Agent.
Section 11.Headings. Section headings in this Amendment are for convenience of reference only and shall not govern the interpretation of any of the provisions of this Amendment.
Section 12.Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
Section 13.Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MINNESOTA, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment Agreement to be executed as of the date and year first above written.

TACTILE SYSTEMS TECHNOLOGY, INC., as Borrower

By: /s/ Brent Moen
Name: Brent Moen

Title: Chief Financial Officer

SWELLING SOLUTIONS, INC., as Guarantor

By: /s/ Brent Moen

Name: Brent Moen

Title: Chief Financial Officer

[Signature Page to Second Amendment Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By: /s/ Brandon Moss
Name: Brandon Moss
Title: Vice President